Exhibit 99

Contact:	W. Scott McLain, Senior Vice President and Chief Financial Officer (405) 280-7507

SONIC REPORTS IMPROVED YEAR-END RESULTS
AS EARNINGS PER SHARE INCREASE 14% FOR FISCAL 2003

Record Number of New Drive-In Openings Help Push Revenues and Earnings Higher

OKLAHOMA CITY (October 14, 2003) – Sonic Corp. (NASDAQ/NM: SONC) today reported higher revenues and earnings for the fourth quarter and fiscal year ended August 31, 2003. Highlighting the company’s performance for the quarter and year was an acceleration in the rate of new drive-in openings, which reached a record level in fiscal 2003. New drive-ins not only contributed to the company’s increased sales for the periods, they also pushed franchising income up solidly, since the majority of new Sonic Drive-Ins are developed by franchisees.

        Net income for the fourth quarter of fiscal 2003 increased 8% to $17.5 million from $16.1 million in the same period last year. On a diluted per share basis, net income rose 13% to $0.43 versus $0.38 last year. Revenues for the quarter were up 13% to $135.1 million compared with $120.0 million in the fourth quarter last year.

        Net income for fiscal 2003 rose 10% to $52.3 million from $47.7 million for fiscal 2002. On a diluted per share basis, net income rose 14% to $1.29 versus $1.13 last year. Revenues for the year increased 12% to $446.6 million from $400.2 million in fiscal 2002.

        “We are pleased to announce continued growth in the Sonic brand during the past year, as the chain grew to more than 2,700 locations and produced system-wide sales, which includes both company-owned and franchise stores, of almost $2.4 billion – both up handsomely from a year ago,” said Clifford Hudson, Chairman and Chief Executive Officer. “This performance underscores the strength of our multi-layered growth strategies, as new unit development and its positive impact on franchising income helped compensate for somewhat slower same-store sales than we originally anticipated. Similarly, our ongoing ability to leverage corporate-level expenses helped offset to some extent margin pressures at the drive-in level caused by our planned investment in store management, as well as higher costs for such items as workers’ compensation and health care insurance. Together, these strategies produced strong growth in cash flow to support both development and our share repurchase program, the latter of which, in turn, had a beneficial effect on earnings per share.”

        Sonic’s system-wide same-store sales declined 0.7% in the fourth quarter and were down 0.3% for the full year, reflecting, at least in part, an uncertain economy and tentative consumer spending. After a slow start to the fourth quarter in June, estimated system-wide same store sales improved in July and August, returning to the lower end of the company’s targeted growth range of 1% to 3% as strong increases in traffic counts more than offset a decline in average check amount. This positive sales momentum continued through September and the first part of October, with an estimated increase in system-wide same-store sales that is within the company's targeted range.

        During the fourth quarter, Sonic opened 68 new drive-ins, including 60 by franchisees. This pace was well ahead of the 64 drive-ins opened in the same quarter last year, which included 51 by franchisees. For the full fiscal year, Sonic opened a record 194 new drive-ins, including 159 by franchisees, versus 182 drive-ins opened in fiscal 2002, including 142 by franchisees. “We are gratified by the confidence our operators continue to demonstrate for the Sonic brand, as seen by the record number of franchise store openings during the past year,” Hudson added. “We think this trend – this record pace – will likely continue in the coming year as we plan for an estimated 200 new drive-in openings, including 165 to 170 by our franchisees.”

        Concluding, Hudson said, “As the new fiscal year begins, we think the fundamental health of our business remains quite strong. Moreover, we believe that evolving consumer preferences will work in our favor as we continue our efforts to keep the Sonic brand relevant and compelling to consumers through our unique blend of high quality, differentiated products and superior service. These initiatives will include our ongoing development of new products that keep the brand fresh, as well as media expenditures that will increase from $100 million during fiscal 2002 to an estimated $110 million in the coming year, including significant growth in network cable advertising. Additionally, as we work to build average unit volume, we will continue to pursue our day-part initiatives, including support for our breakfast program, which became available in all Sonic drive-ins during the last year. These initiatives, combined with the outlook for a continued strong development program, its impact on franchising income, and our unique ascending royalty structure, put the fundamentals in place to deliver 15%-16% earnings per share growth in fiscal 2004.”

        For its first fiscal quarter ending November 30, 2003, Sonic estimates that diluted earnings per share will be in the range of $0.29 to $0.30 based on the following assumptions:

•	Total revenue growth of 13% to 15% as a result of: 1% to 3% higher system-wide same-store sales; 40-45 new drive-in openings, including 35 to 40 by franchisees; and growth in franchising income resulting from new franchise drive-ins, as well as higher royalties due to the company’s unique ascending royalty rate;

•	An increase in restaurant-level costs, as a percentage of sales, of 25 to 50 basis points resulting from slightly higher food and packaging costs, as well as higher labor costs associated with the company’s initiative to build its store-level management infrastructure;

•	Continued leverage from the bottom part of the income statement, with corporate overhead expenses expected to grow in the range of 8% to 10% and an anticipated increase in depreciation and amortization of 12% to 14%; and

•	Flat to slightly lower interest expense resulting from the use of the company’s cash flow to reduce debt; alternatively, the company may choose to repurchase stock (the company had $50.0 million authorized for that purpose at year’s end).

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

        Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic’s website at sonicdrivein.com. A listen-only simulcast of Sonic’s fourth quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, October 15, 2003. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until November 15, 2003.

SONIC CORP.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2003	2002	2003	2002
Revenues	$135,098	$119,966	$446,640	$400,162
Income from operations	29,466	27,421	89,500	82,322
Net income	17,476	16,142	52,261	47,692
Net income per share - diluted	0.43	0.38	1.29	1.13
Weighted average shares - diluted	40,627	42,351	40,606	42,207

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2003	2002	2003	2002
Operating Statistics
Restaurants in operation:
Company-owned:
Total at beginning of period	490	439	452	393
Opened	8	13	35	40
Acquired from (sold to) franchisees, net	(1)	—	11	20
Closed	—	—	(1)	(1)

Total at end of period	497	452	497	452

Franchised:
Total at beginning of period	2,157	2,032	2,081	1,966
Opened	60	51	159	142
Acquired from (sold to) company, net	1	--	(11)	(20)
Closed (net of reopening)	(9)	(2)	(20)	(7)

Total at end of period	2,209	2,081	2,209	2,081

System-wide*:
Total at beginning of period	2,647	2,471	2,533	2,359
Opened	68	64	194	182
Closed (net of reopening)	(9)	(2)	(21)	(8)

Total at end of period	2,706	2,533	2,706	2,533

Sales Analysis ($ in thousands)
Company-owned restaurants:
Total sales	$112,902	$99,351	$371,518	$330,707
Average restaurant sales	229	223	799	791
Change in same-store sales	-0.9%	-0.3%	0.0%	1.7%
Franchised restaurants:
Total sales	$562,076	$533,731	$1,988,842	$1,874,562
Average restaurant sales	259	261	929	935
Change in same-store sales	-0.5%	0.9%	-0.3%	3.2%
System-wide*:
Total sales	$674,978	$633,082	$2,360,360	$2,205,269
Average restaurant sales	253	254	907	906
Change in same-store sales	-0.7%	0.6%	-0.3%	3.0%

Core and Developing Markets ($ in thousands)
System-wide average restaurant sales*:
Core markets	$262	$261	$947	$939
Developing markets	231	236	802	819
System-wide change in same-store sales*:
Core markets	0.5%	1.9%	1.1%	4.3%
Developing markets	-4.5%	-4.1%	-5.1%	-2.3%

*	System-wide restaurant count and sales include both company-owned and franchise information. Management believes that system-wide information is useful in analyzing the growth of the brand as well as the company’s revenues since franchisees pay royalties based on a percentage of sales.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2003	2002	2003	2002
Income Statement Data
Revenues:
Company-owned restaurant sales	$112,902	$99,351	$371,518	$330,707
Franchised restaurants:
Franchise royalties	19,156	18,173	66,431	61,392
Franchise fees	1,667	1,362	4,674	4,020
Other	1,373	1,080	4,017	4,043

	135,098	119,966	446,640	400,162
Costs and expenses:
Company-owned restaurants:
Food and packaging	29,456	25,068	96,568	85,838
Payroll and other employee benefits	32,578	28,510	110,009	95,085
Other operating expenses	21,187	17,786	70,789	61,270

	83,221	71,364	277,366	242,193
Selling, general and administrative	9,303	9,271	35,426	33,444
Depreciation and amortization	7,926	6,773	29,223	26,078
Minority interest in earnings of restaurants	4,455	5,047	14,398	14,864
Provision for impairment of long-lived assets	727	90	727	1,261

	105,632	92,545	357,140	317,840

Income from operations	29,466	27,421	89,500	82,322

Interest expense	1,990	2,008	7,464	7,406
Interest income	(374)	(311)	(1,248)	(1,087)

Net interest expense	1,616	1,697	6,216	6,319

Income before income taxes	27,850	25,724	83,284	76,003
Provision for income taxes	10,374	9,582	31,023	28,311

Net income	$17,476	$16,142	$52,261	$47,692

Net income per share:
Basic	$0.45	$0.40	$1.34	$1.19

Diluted	$0.43	$0.38	$1.29	$1.13

Weighted average shares used in calculation:
Basic	39,169	40,312	38,977	40,156

Diluted	40,627	42,351	40,606	42,207

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2003	2002	2003	2002
Margin Analysis
Company-owned restaurants:
Food and packaging	26.1%	25.2%	26.0%	26.0%
Payroll and employee benefits	28.8%	28.7%	29.6%	28.7%
Other operating expenses	18.8%	17.9%	19.1%	18.5%

	73.7%	71.8%	74.7%	73.2%

	August 31,
	2003	2002
	(In thousands)
Balance Sheet Data
Total assets	$486,119	$405,356
Current assets	37,030	29,973
Current liabilities	40,187	42,915
Obligations under capital leases, long-term debt,
and other non-current liabilities	180,534	131,771
Stockholders' equity	265,398	230,670